As filed with the Securities and Exchange Commission on July 31, 2018

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

WMIH CORP.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	91-1653725
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

8950 Cypress Waters Blvd Coppell, TX	75019
(Address of Principal Executive Offices)	(Zip Code)

Nationstar Mortgage Holdings Inc. Second Amended and Restated 2012 Incentive Compensation Plan

(Full title of the plan)

Anthony W. Villani

Executive Vice President & General Counsel

8950 Cypress Waters Blvd.

Coppell, TX 75019

(469) 549-2000

(Name, Address, Including Zip Code, and Telephone Number, Including

Area Code, of Agent For Service)

Copies to:

Kerry E. Berchem, Esq.

Alice Hsu, Esq.

Akin Gump Strauss Hauer & Feld LLP

One Bryant Park

New York, New York 10036

(212) 872-1000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐ Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.    ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per unit(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee
Common Stock, par value $0.00001 per share in respect of available share reserve	87,704,668	$1.48	$129,802,908.64	$16,160.46

(1)	This registration statement on Form S-8 (this “Registration Statement”) covers the issuance of an aggregate of 87,704,668 shares of common stock, par value $0.00001 per share (“WMIH Common Stock”), of the registrant (“WMIH”). Immediately prior to the consummation of the merger (as defined in the Explanatory Note below), 6,863,026 shares of common stock, par value $0.01 per share, of Nationstar Mortgage Holdings Inc. (“Nationstar”) were reserved and available for issuance under the Nationstar Mortgage Holdings Inc. Second Amended and Restated 2012 Incentive Compensation Plan (the “Nationstar Plan”), which WMIH assumed upon consummation of the merger. As adjusted for the 12.7793 exchange ratio used in the merger, this equates to 87,704,668 shares of WMIH Common Stock to be registered hereunder. In addition, upon a stock split, stock dividend, or similar transaction in the future during the effectiveness of this Registration Statement and involving WMIH Common Stock, the number of shares registered shall be automatically increased to cover the additional securities in accordance with Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”).

(2)	Estimated solely for the purpose of computing the amount of registration fee pursuant to Rules 457(c) and 457(h) under the Securities Act, based on the average of the high and low prices of WMIH Common Stock as reported on the Nasdaq Capital Market on July 25, 2018. WMIH has assumed the shares of WMIH Common Stock available for issuance under the Nationstar Plan pursuant to the merger.

EXPLANATORY NOTE

On July 31, 2018, WMIH Corp. (“WMIH” or the “Registrant”) and Nationstar Mortgage Holdings Inc., a Delaware corporation (“Nationstar”), consummated the merger (the “merger”) of Wand Merger Corporation, a Delaware corporation and wholly owned subsidiary of WMIH (“Merger Sub”), with and into Nationstar, with Nationstar surviving the merger as provided by the Agreement and Plan of Merger dated as of February 12, 2018 by and among WMIH, Merger Sub and Nationstar.

Immediately prior to the consummation of the merger, 6,863,026 shares of common stock, par value $0.01 per share (“Nationstar common stock”) of Nationstar were reserved and available for issuance under the Nationstar Mortgage Holdings Inc. Second Amended and Restated 2012 Incentive Compensation Plan (the “Nationstar Plan”), which WMIH assumed upon consummation of the merger. This Registration Statement has been filed by WMIH for the purpose of registering 87,704,668 shares of WMIH Common Stock that remain available for issuance under the Nationstar Plan with respect to awards to be granted by WMIH under the Nationstar Plan following the consummation of the merger.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Information required by Part I of Form S-8 to be contained in the applicable prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, which have been filed by WMIH with the Securities and Exchange Commission (the “Commission”), are incorporated herein by reference:

•	Annual Report on Form 10-K for the year ended December 31, 2017 (as amended on April 30, 2018);

•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2018 and June 30, 2018;

•	Current Reports on Form 8-K filed on February 14, 2018 (as amended on April 2, 2018), March 1, 2018, March 9, 2018, May 11, 2018, June 15, 2018, June 26, 2018, June 29, 2018, July 6, 2018, July 13, 2018, July 16, 2018, July 26, 2018 and July 31, 2018 (other than the portions of those documents not deemed to be filed); and

•	The description of WMIH common stock included in the Registration Statement on Form 8-A (file No. 001-14667) filed on September 23, 2015.

All documents filed by WMIH with the Commission pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall, except to the extent otherwise provided by Regulation S-K or any other rule promulgated by the Commission, be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents. Any statements contained in a document incorporated or deemed to be incorporated by reference shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other document subsequently filed or incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The Delaware General Corporation Law (the “DGCL”) permits a corporation to include a provision in its certificate of incorporation eliminating or limiting the personal liability of a director to the corporation or its shareholders for damages for certain breaches of the director’s fiduciary duty. However, no such provision may eliminate or limit the liability of a director: (i) for any breach of the director’s duty of loyalty to the corporation or its shareholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) for declaration of unlawful dividends or illegal redemptions or stock repurchases; or (iv) for any transaction from which the director derived an improper personal benefit.

The Amended and Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”) of WMIH provides that a director will not be personally liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, which concerns unlawful payments of dividends, stock purchases or redemptions, or (iv) for any transaction from which the director derived an improper personal benefit. While these provisions provide directors with protection from awards for monetary damages for breaches of their duty of care, they do not eliminate such duty. Accordingly, these provisions will have no effect on the availability of equitable remedies such as an injunction or rescission based on a director’s breach of his or her duty of care.

The DGCL permits a corporation to indemnify officers, directors, employees and agents for actions taken in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation, and with respect to any criminal action, which they had no reasonable cause to believe was unlawful. Delaware’s laws provide that a corporation may advance expenses of defense in certain circumstances, and permit a corporation to purchase and maintain liability insurance for its directors and officers.

The DGCL provides that indemnification may not be made for any matter as to which a person has been adjudged by a court of competent jurisdiction to be liable to the corporation, unless and only to the extent a court determines that the person is entitled to indemnity for such expenses as the court deems proper.

The bylaws of WMIH provide that WMIH shall indemnify each person whom it may indemnify to the extent permitted by the DGCL and that WMIH may purchase and maintain insurance on behalf of any person who is or was serving as a director, officer, employee or agent of WMIH, or of another entity at the request of WMIH. The Certificate of Incorporation provides that WMIH shall indemnify its present and former directors and officers to the maximum extent permitted by the DGCL and that such indemnification shall not be exclusive of any other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise.

In connection with its January 2015 $600.0 million offering of 600,000 shares of 3.00% Series B Convertible Preferred Stock, par value $0.00001 per share, liquidation preference $1,000 per share (such offering, the “Series B Preferred Stock financing”), WMIH entered into an indemnification agreement with KKR Fund Holdings L.P. and Tagar Olson, pursuant to which WMIH will indemnify KKR Fund Holdings L.P. and Mr. Olson for liabilities arising out of the Series B Preferred Stock financing.

In addition, WMIH has entered into separate indemnification agreements with its directors and officers. Each indemnification agreement provides, among other things, for indemnification to the fullest extent permitted by law against any and all expenses, losses, judgments, fines, penalties and amounts paid or payable in settlement of any claim, including expenses for indemnification under WMIH’s Certificate of Incorporation and bylaws and/or recovery under any directors’ and officers’ liability insurance policies maintained by WMIH. The indemnification agreements provide for the advancement or payment of all expenses to the indemnitee and for reimbursement to WMIH if it is found that such indemnitee is not entitled to such indemnification under applicable law and WMIH’s Certificate of Incorporation and bylaws or to such recovery under WMIH’s insurance policies.

The foregoing is only a general summary of certain aspects of Delaware law and WMIH’s Certificate of Incorporation and bylaws and indemnification agreements dealing with indemnification of directors and officers, and does not purport to be complete. It is qualified in its entirety by reference to (i) the relevant provisions of the DGCL and (ii) WMIH’s Certificate of Incorporation, bylaws, and form of indemnification agreement, each of which is on file with the Commission.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit	Description

4.1	Amended and Restated Certificate of Incorporation of WMIH, as amended (incorporated by reference to Exhibit 3.1 of the Registrant’s Current Report on Form 8-K12G3, filed on May 13, 2015, and Exhibit 3.1 of the Registrant’s Current Report on Form 8-K, filed on December 11, 2017).

4.2	Amended and Restated Bylaws of WMIH (incorporated by reference to Exhibit 3.2 of the Registrant’s Current Report on Form 8-K12G3, filed on May 13, 2015).

4.3	Specimen Common Stock Certificate of WMIH.

5.1	Opinion and Consent of Akin Gump Strauss Hauer & Feld LLP as to the validity of the securities being registered.

23.1	Consent of BPM LLP.

23.2	Consent of Akin Gump Strauss Hauer & Feld LLP (included in Exhibit 5.1 hereto).

99.1	Nationstar Mortgage Holdings Inc. Second Amended and Restated 2012 Incentive Compensation Plan (incorporated by reference to Exhibit 10.1 of Nationstar Mortgage Holdings Inc.’s Current Report on Form 8-K, filed on May 12, 2016, File No. 001-35449).

99.2	Amendment to the Nationstar Mortgage Holdings Inc. Second Amended and Restated 2012 Incentive Compensation Plan (incorporated by reference to Exhibit 10.2 of the Registrant’s Current Report on Form 8-K, filed on July 31, 2018).

Item 9. Undertakings.

(a)    The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Coppell, State of Texas, on this July 31, 2018.

WMIH CORP.

By:	/s/ Amar R. Patel
Name: Amar R. Patel
Title: Chief Financial Officer

Pursuant to the requirements of the Securities Act, this Registration Statement on Form S-8 has been signed on July 31, 2018 by the following persons in the capacities indicated.

Signature	Title

/s/ Jay Bray Jay Bray	President, Chief Executive Officer and Chairman of the Board (Principal Executive Officer)

/s/ Amar R. Patel Amar R. Patel	Executive Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

/s/ Robert Gidel Robert Gidel	Director

/s/ Roy Guthrie Roy Guthrie	Director

/s/ Christopher J. Harrington Christopher J. Harrington	Director

/s/ Michael D. Malone Michael D. Malone	Director

/s/ Tagar C. Olson Tagar C. Olson	Director

/s/ Steven D. Scheiwe Steven D. Scheiwe	Director